Exhibit 99(b)

FOR IMMEDIATE RELEASE

Regeneron Announces Results of Phase III Obesity Study

Tarrytown, New York (March 31, 2003) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced preliminary results of its initial Phase III study evaluating AXOKINE® in the treatment of obesity. After one year of treatment, the placebo-controlled study of 1467 AXOKINE- treated subjects and 501 placebo-treated subjects demonstrated that:

•	AXOKINE treatment, when compared with placebo, achieved statistical significance with regard to both primary endpoints of the study:

o	A greater proportion of AXOKINE-treated patients lost at least 5% of their initial body weight compared with placebo-treated patients (25.1% vs. 17.6%, p<.001)

o	Participants receiving AXOKINE experienced a greater average weight loss than those receiving placebo (6.2 lbs vs. 2.6 lbs, p<.001)

•	AXOKINE treatment achieved statistically significant results in two of the three secondary endpoints, such as proportion of subjects losing at least 10% of their initial body weight (11.3% vs. 4.2%, p <.001)

•	AXOKINE treatment was generally well-tolerated. Adverse events were generally characterized as mild to moderate and no pattern of serious or severe adverse events emerged. The most notable adverse effects as compared with placebo were injection site reactions, nausea and cough, which were largely characterized as mild

•	AXOKINE-associated weight loss was limited by the development of antibodies beginning after about three months of AXOKINE treatment. However, more than 30% of the total 1467 subjects treated with AXOKINE did not develop antibodies by the end of one year

•	In comparison with placebo subjects who completed one year of treatment, AXOKINE-treated participants who completed one year without developing antibodies:

o	Achieved greater average weight loss (12.6 lbs vs. 4.5 lbs, p<.001)

o	Resulted in a higher proportion of subjects who lost at least 5% of initial body weight (46% vs. 24%, p<.001)

o	Resulted in a higher proportion of subjects who lost at least 10% of initial body weight (24% vs. 6.6%, p<.001)

o	Included more than 50% who were early responders (i.e., those who lost at least 4 lbs in the first month of treatment), and who experienced average weight loss of 19.4 lbs

•	Greater than 5% weight loss in both the AXOKINE-treated and placebo populations was associated with expected trends in improvements in obesity-related parameters such as blood pressure, blood glucose and lipids

“Although the results of this Phase III study were statistically significant, the overall magnitude of the weight loss was small. However, in patients who did not become resistant to treatment through the development of antibodies, the effect appears in line with currently available treatments for obesity. Further, AXOKINE showed a favorable safety and tolerability profile whether or not subjects developed antibodies,” said Leonard S. Schleifer, M.D., Ph.D., President and CEO of Regeneron Pharmaceuticals. “In the very near future, we will finish the analysis of our recently concluded pilot study in obese individuals with type 2 diabetes, and complete our on-going AXOKINE short-term treatment studies. Subsequently, we will discuss all of this data with regulatory authorities. At that time, we will be able to discuss our plans for the further development of AXOKINE for the treatment of obesity.”

Dr. Louis Aronne, Clinical Associate Professor at Weill-Cornell University Medical College, and Director of the Comprehensive Weight Control Program at New York Presbyterian Hospital said, “AXOKINE appears to be generally well-tolerated, and in the 30% of AXOKINE-treated patients who did not develop antibodies, the efficacy was comparable to currently available drugs. Given the epidemic proportions of obesity, the group of potential responders is very large.” Dr. Aronne continued, “Obesity is a complex metabolic disease similar to type 2 diabetes, and like diabetes will probably require combination therapies to achieve optimal efficacy and the dramatic weight losses that people have been hoping for. Its unique and well-defined mechanism of action makes AXOKINE a potentially attractive candidate as part of an obesity regimen.”

Trial Design
The double-blind, randomized, placebo-controlled trial included 501 placebo-treated and 1467 AXOKINE-treated participants from 65 study sites across the United States. The average baseline weight for all participants was approximately 235 lbs. For 12 months, subjects received daily subcutaneous injections of either placebo or AXOKINE at a dose of 1.0 microgram per kilogram of body weight. To be included in the study, participants could not have diabetes, and had to have a body mass index (BMI) of 30 to 55 without obesity-related risk factors, or 27 to 55 if they had obesity-related risk factors such as high blood pressure or high blood lipids.

BMI is calculated as the weight of an individual in kilograms divided by the square of their height in meters. Normal weight is designated by BMIs of 18.5-24.9, overweight by BMIs of 25-29.9 and obesity by BMIs of 30 and above.

The 12-month treatment period is being followed by a 12-month open-label safety extension phase during which all participants receive AXOKINE and are further monitored for side effects.

Preliminary Trial Results
The preliminary data from the study are summarized below. The Intent-to-Treat Analysis includes all randomized subjects whether or not they completed the full twelve months of treatment. The Completer Analysis includes only those subjects who completed the full twelve months of treatment.

Comparison of Placebo versus Total AXOKINE-Treated Participants

•	Average Weight Loss vs. Baseline:

	Placebo	AXOKINE	p-value

Intent-to-Treat Analysis	2.6 lbs n=501	6.2 lbs n=1467	<.001

Completer Analysis	4.5 lbs n= 304 (61%)	7.9 lbs n= 979 (67%)	<.001

•	Percentage of Patients Losing at Least 5% of Body Weight (i.e., > ~12 lbs on average):

	Placebo	AXOKINE	p-value

Intent-to-Treat Analysis	17.6% n=88/501	25.1% n=368/1467	<.001

Completer Analysis	24.0% n=73/304	32.4% n=317/979	=.005

•	Percentage of Patients Losing at Least 10% of Body Weight (i.e., > ~24 lbs on average):

	Placebo	AXOKINE	p-value

Intent-to-Treat Analysis	4.2% n=21/501	11.3% n=166/1467	<.001

Completer Analysis	6.6% n=20/304	15.5% n=152/979	<.001

Comparison of Participants Completing One-Year of Treatment:
Placebo-Treated (Pbo) vs. AXOKINE-Treated Who Developed Antibodies (Ab-Pos)
and AXOKINE-Treated Who Did Not Develop Antibodies (Ab-Neg)

•	Average Weight Loss vs. Baseline:

Placebo n=304	AXOKINE (Ab-Pos) n=720	AXOKINE (Ab-Neg) n=259	p-value (Ab-Neg vs. Pbo)

4.5 lbs	6.4 lbs	12.6 lbs	<.001

•	Average Weight Loss in Early Responders (Participants who lost at least 4 lbs in the first month):

Placebo n=94	AXOKINE (Ab-Pos) n=383	AXOKINE (Ab-Neg) n=135	p-value (Ab-Neg vs. Pbo)

12.2 lbs	10.6 lbs	19.4 lbs	<.001

•	Percentage of Patients Losing at Least 5% of Body Weight (i.e., > ~12 lbs on average):

Placebo	AXOKINE (Ab-Pos)	AXOKINE (Ab-Neg)	p-value (Ab-Neg vs. Pbo)

24.0% n=73/304	27.4% n=197/720	46.3% n=120/259	<.001

•	Percentage of Patients Losing at Least 10% of Body Weight (i.e., > ~24 lbs on average):

Placebo	AXOKINE (Ab-Pos)	AXOKINE (Ab-Neg)	p-value (Ab-Neg vs. Pbo)

6.6% n=20/304	12.5% n=90/720	23.9% n=62/259	<.001

Conference Call/Web Cast Information
To more fully discuss the AXOKINE Phase III preliminary results, management of Regeneron will host a conference call and PowerPoint presentation at 10:00 a.m. ET today, March 31, 2003. The conference call will be available by web cast at www.regeneron.com. To access the PowerPoint presentation, go to www.presentonline.com, click on participant and use access number x1261432.

You must have a Java-enabled web browser to access the web cast presentation, i.e., Microsoft Internet Explorer™ 4.0 or higher or Netscape Communicator™ 4.0 or higher. To test browser compatibility, go to and click on Browser Check. If you are having difficulties, please contact Technical Support at 800-291-4047 or 706-645-6040. Furthermore, an audio replay of the call will be available from noon ET March 31, 2003 until midnight ET April 14, 2003. For domestic access to the replay, please dial 1-800-642-1687 and enter Reservation Number 9464121. For international access to the replay, please dial 1-706-645-9291 and enter Reservation Number 9464121.

About Regeneron
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates for the potential treatment of obesity, rheumatoid arthritis, cancer, and asthma and has preclinical programs in other diseases and disorders.

This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2001 and the Form 10-Q for the quarter ended September 30, 2002. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, unless required by law.

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Contact:	Miriam Weber Biosector 2 mweber@biosector2.com (212) 414-5630

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Additional information about Regeneron and recent news releases are available on Regeneron’s Worldwide Web Home Page at www.regeneron.com.